                                                             Filed pursuant to
                                                             Rule 424 (b)(3)
                                                             Reg Nos. 333-42792,
                                                             333-42792-01 and
                                                             333-42792-02

PROSPECTUS SUPPLEMENT NO. 5
(To Prospectus dated August 30, 2000)

NTL Communications Corp.
7% Convertible Subordinated Notes Due 2008
NTL Incorporated
Shares of Common Stock

This Prospectus Supplement No. 5 supplements and amends the Prospectus dated August 30, 2000, the Prospectus Supplement No. 1 dated September 14, 2000, the Prospectus Supplement No. 2 dated October 24, 2000, the Prospectus Supplement No. 3 dated December 21, 2000 and the Prospectus Supplement No. 4 dated January 10, 2001 relating to the 7% Convertible Subordinated Notes Due 2008 of NTL Communications Corp. and the shares of NTL Incorporated's common stock, par value $.01 per share, issuable upon conversion of the Convertible Notes. The table on page 44 of the Prospectus and in the Prospectus Supplement No. 1 sets forth information with respect to the Selling Security Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Securityholder that may be offered pursuant to the Prospectus. This Prospectus Supplement amends that table by replacing it in its entirety and by substituting in its place the following table of Selling Security Holders.


                                  PRINCIPAL
                                  AMOUNT AT                 COMMON STOCK
                                 MATURITY OF                   OWNED         COMMON
                                 DEBENTURES     PERCENT OF    PRIOR TO       STOCK
                                BENEFICIALLY      TOTAL         THE          TO BE
                                  OWNED AND    OUTSTANDING    ORIGINAL     REGISTERED
SELLING SECURITY HOLDERS         OFFERED ($)    DEBENTURES    OFFERING       HEREBY
------------------------        -------------  -----------  -------------  ----------
Charter Communications
  Holding Company, LLC               --            --             0          72,500

Paul Kagan and Florence Kagan        --            --          377,756       72,500

The Prospectus, together with Prospectus Supplement No.1, Prospectus Supplement No.2, Prospectus Supplement No.3, Prospectus Supplement No.4 and this Prospectus Supplement No.5 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 4 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No.5 is April 27, 2001.